Exhibit (8)(g)(1)

AMENDMENT TO PARTICIPATION AGREEMENT

Effective May 1, 2014, the Participation Agreement (the “Agreement”), dated April 11, 2002 by and among Modern Woodmen of America (the “Society”), T. Rowe Price Equity Series, Inc., T. Rowe Price International Series, Inc. and T. Rowe Price Investment Services, Inc. (collectively, the “Parties”) is hereby amended as set forth below.  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to include provisions for the Fund to distribute the prospectuses of the Portfolios within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

ARTICLE III.         Prospectuses, Statements of Additional Information and Proxy Statements; Voting  Section 3.7 of the Agreement is hereby added as follows:

3.7           Summary Prospectus

3.7(a)      Definitions.  For purposes of this Section 3.7, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning ascribed to them in Rule 498 under the 1933 Act (“Rule 498”).

3.7(b)      Obligations of the Portfolios.

(i)            The Fund shall provide the Society with copies of the Summary Prospectus in the same manner and at the same time as the Agreement requires it to provide the Society with Statutory Prospectuses.  If the Fund makes any changes to the Summary Prospectus by way of filing a sticker or supplement pursuant to Rule 497 under the Securities Act of 1933, the Fund shall, instead of providing the Society with a revised Summary Prospectus, provide the Society with a Supplement setting forth the changes in the Rule 497 filing.

(ii)           The Fund shall be responsible for compliance with Rule 498(e).

(iii)          The Fund agrees that the URL indicated on each Summary Prospectus will lead directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Portfolio documents required to be posted in compliance with Rule 498.

To the extent that the web page is not available for a period in excess of that provided for in the procedures required by Rule 498(e)(4), the Fund shall as soon as reasonably practicable notify the Society of any interruptions in availability of this web page.  The Fund agrees that the web page used for hosting Summary Prospectuses will not contain any marketing materials.

(iv)                              At the Society’s request, the Fund will provide the Society with URLs to the current Portfolio documents for use with Society’s electronic delivery of Portfolio documents, or on the Society’s website.  The Fund will be responsible for ensuring the integrity of the URLs and for maintaining Portfolio documents on the website to which such URLs originally navigate.

(v)                                 The Society shall be permitted, but not required, in its sole discretion to post a copy of each Portfolio’s Statutory Prospectus and/or Summary Prospectus, and any supplements thereto, SAI, and any supplements thereto, annual reports, and semi-annual reports on the Society’s website.  Notwithstanding the foregoing, the Fund shall be and remain solely responsible for ensuring that the Fund complies with the requirement for hosting these documents under Rule 498.

(vi)                              If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will provide the Society with at least 120 days’ advance notice of the date it intends to discontinue use of the Summary Prospectus delivery option.

(vii)                           The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

3.7(c)      Representations and Warranties of the Fund.

(i)                                     The Fund represents and warrants that the Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its Portfolios.

(ii)                                  The Fund represents and warrants that the web site hosting of the Summary Prospectuses is intended to comply in all material respects with the requirements of Rule 498 applicable to the Fund and its Portfolios.  The Fund further represents and warrants that it has appropriate policies and procedures in place in accordance with Rule 498(e)(4) to ensure that such web site continuously complies with Rule 498.

(iii)                               The Fund represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving requests for additional Fund documents made directly to the Fund or one of its affiliates.  The Fund further represents and warrants that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(iv)                              The Fund represents and warrants that it will employ procedures consistent with current industry standards to reduce exposure to viruses.

3.7(d)      Representations and Warranties of the Society.

(i)                                     The Society represents and warrants that it will be responsible for compliance with the provision of 498(f)(1) involving requests for additional Portfolio documents made by Contract owners directly to the Society or one of its affiliates.

(ii)                                  The Society represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

3.7(e)      The parties agree that the Society is not required to distribute Summary Prospectuses to Contract owners, but rather that the use of Summary Prospectuses will be at the Society’s discretion.  The Society agrees that it will give the Fund reasonable advance notice of its intended use of Summary Prospectuses or Statutory Prospectuses.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey
Name:	W. Kenny Massey
Title:	President
Date:	4/17/14

T. ROWE PRICE EQUITY SERIES, INC.

By:	/s/ David Oestreicher
Name:	David Oestreicher
Title:	Vice President
Date:	4/15/14

T. ROWE PRICE INTERNATIONAL SERIES, INC.

By:	/s/ David Oestreicher
Name:	David Oestreicher
Title:	Vice President
Date:	4/15/14

T. ROWE PRICE INVESTMENT SERVICES, INC.

By:	/s/ Fran Pollack-Matz
Name:	Fran Pollack-Matz
Title:	Vice President
Date:	05/01/2014